EXHIBIT 99.1
NEWS RELEASE
RANGE ANNOUNCES $429 MILLION CAPITAL BUDGET FOR 2006
FORT WORTH, TEXAS, DECEMBER 14, 2005...RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that a $429 million capital budget has been set for 2006. The budget, which excludes acquisitions, represents a 32% increase over expected 2005 expenditures. Expenditures for 2005 are estimated to total $324 million, excluding acquisitions. The 2006 budget includes $358 million for drilling and recompletions, $38 million for land, $18 million for seismic and $15 million for the expansion and enhancement of gathering systems and facilities. Of the drilling and recompletion capital, 85% is attributable to lower risk development and exploitation activities and 15% is attributable to higher risk exploration projects. Acquisitions, particularly those in proximity to existing properties, will continue to be pursued but are considered too unpredictable to be specifically budgeted. Based on the current futures prices and existing hedges, 2006 capital spending is projected to be funded with approximately 75% of internal cash flow. Excess cash flow may be used to fund acquisitions, increase capital expenditures, reduce debt or repurchase stock.
In 2006, the Company expects to drill 1,096 gross (802 net) wells and to undertake 63 gross (44 net) recompletions. Approximately 46% of the budget is attributable to each of the Appalachian region and the Southwest region, which includes the Permian Basin, the Midcontinent and East Texas. The remaining 8% is attributable to the Gulf Coast region.
Commenting, John H. Pinkerton, Range’s President, said, “2005 has proved extremely rewarding for Range and its shareholders. While year-end engineering is not yet complete, the 2005 drilling program is clearly successful. The increase in the 2006 capital budget reflects our large, multi-year drilling inventory including opportunities generated from the success we have had so far this year. We have invested in a larger organization over the past several years to prudently manage the expanding capital programs being generated from our Company’s larger asset base and growing drilling inventory. We expect the 2006 drilling program will generate exceptional rates of return, further increasing our reserves and production. For 2006, we are targeting another year of double digit production growth.”
RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to expected capital expenditures, acquisitions, production growth, reserve additions and rates of return are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
2005-33

Contact:	Rodney Waller, Senior Vice President
Karen Giles
(817) 870-2601
www.rangeresources.com